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                                                                       EXHIBIT 5

May 17, 1996

Computer Integration Corp.
7900 Glades Road, Suite 440
Boca Raton, Florida 33434

         Re: Computer Integration Corp. (the "Company") -- Registration
             Statement on Form S-3

Gentlemen:

     You have requested our opinion in connection with the above-referenced registration statement, (the "Registration Statement"), under which certain shareholders (the "Selling Shareholders") intend to offer and sell in a public offering, from time to time, an aggregate of 8,089,999 shares of the Common Stock, $.001 par value per share, of the Company (the "Shares"), consisting of:
(i) 5,741,826 Shares offered by former shareholders of the Company's wholly-owned subsidiary, CIC Systems, Inc., who acquired such shares in an exchange of shares with the Company's predecessor, NEG, Inc. (the "Exchange Shares"); (ii) 770,000 Shares (the "Series D Shares") issuable upon the conversion of 19,250 shares of the Company's Series D, 9% Cumulative Convertible Redeemable Preferred Stock (the "Series D Preferred Stock"); (iii) 500,000 Shares (the "Series E Shares") issuable upon the conversion of 125 shares of the Company's Series E, 9% Cumulative Convertible Redeemable Preferred Stock (the "Series E Preferred Stock"); (iv) 500,000 Shares offered by the holders of shares acquired in connection with the Company's acquisition of Dataprint, Inc. (the "Dataprint Shares"); (v) 515,000 Shares offered by the holders of shares acquired in connection with the Company's acquisition of the assets of Cedar Computer Center, Inc. (the "Cedar Shares"); (vi) 8,173 shares offering by an additional selling shareholder (the "NEG shares"); and (vii) 55,000 shares issuable upon the exercise of 55,000 warrants (the "Warrants") offered by certain of the Company's market makers and a consultant to the Company (the "Warrant Shares").

     We have reviewed copies of the Articles of Incorporation and Bylaws of the Company, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

     Based upon and subject to the foregoing, we render the following opinions:

          The Exchange Shares, the Dataprint Shares, the Cedar Shares and the NEG Shares are duly authorized, validly issued, fully paid and nonassessable.

          The Series D Shares and the Series E Shares are duly authorized, and when issued in accordance with the terms of the Series D Preferred Stock and Series E Preferred Stock, respectively, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and nonassessable.

          The Warrant Shares are duly authorized, and when issued in accordance with the terms of the Warrants against payment of the exercise price therefor (as applicable), will be, assuming no change in applicable law or pertinent facts, validly issued, fully paid and nonassessable.

     We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,

                                            /s/ Holland & Knight